Exhibit 99.1

Media Contacts:	Investor Contact:
Jayne Wallace	Erica Bolton
Virgin Mobile USA	Virgin Mobile USA
908-607-4014	908-607-4108
jayne.wallace@virginmobileusa.com	erica.bolton@virginmobileusa.com

Lauren Kim

SK Telecom Co. Ltd.

+822-6100-3830

hyunkim@sktelecom.com

VIRGIN MOBILE USA APPOINTS TWO

NEW BOARD MEMBERS FROM SK TELECOM

WARREN, N.J., September 16, 2008 – Virgin Mobile USA, Inc. (NYSE: VM), a leading national provider of wireless communications services, today announced the appointment of Richard Chin and Sungwon Suh to its board of directors following Virgin Mobile USA’s recent acquisition of Helio LLC and SK Telecom’s related investment in Virgin Mobile USA.

“The addition of SK Telecom as a key strategic partner and subsequent appointment of Sungwon and Richard to our board will provide us with additional insight and experience with innovative services, opening new avenues for Virgin Mobile USA to strengthen its position in the market,” said Dan Schulman, Virgin Mobile USA CEO. “SK Telecom is the leading wireless provider in Korea and known around the world for advancing the industry on a global scale. We look forward to tapping into this expertise and personal contributions of Sungwon and Richard. Both gentlemen have valuable telecom industry experience that we are eager to acquire.”

Richard Chin is President of SK Telecom Americas, a U.S. subsidiary of SK Telecom. In this role, he oversees all U.S. businesses, with a goal of developing various opportunities to access and penetrate the market. In addition to developing a U.S. market entrance strategy, Chin leads development in organic growth engine solutions as well as new business opportunities in and outside of the telecom industry. Prior to heading SK Telecom Americas, he held several positions at Motorola, including Corporate Vice President of Global Product Marketing and Business Ventures & Development. Chin has also held senior positions at Searle Pharmaceuticals, NutraSweet Company, Kraft Foods, and Accenture; he holds a J.D. from John Marshall Law School and a Bachelor’s Degree from the University of Chicago.

Sungwon Suh is Executive Vice President, Head of Global Strategy and Investment for SK Telecom. In this role, Sungwon oversees SK Telecom’s overall globalization drive via partnerships and M&A activities. He was also a member of the board for

Helio. Formerly Senior Vice President of Corporate Development for SK Telecom, Suh also served as Senior Vice President of Strategic Planning for SK Group, one of Korea’s leading conglomerates with interests in energy, telecommunications, trading and distribution.

Prior to joining SK Group, he was an associate partner at McKinsey Consulting. Suh holds an MBA degree from Kellogg School, Northwestern University.

About SK Telecom

SK Telecom (NYSE: SKM, KSE: 017670) is the top wireless communication provider in Korea, where it has more than 22 million subscribers taking up more than 50% of the total market. The company established in 1984, reached KRW 11.28 trillion in revenue in 2007. SK telecom was the first to launch and commercialize CDMA, CDMA 2001x, CDMA EV-DO and HSDPA networks, and it currently provides cellular, wireless internet, mobile media, global roaming service and more. For more information, please visit www.sktelecom.com or email to press@sktelecom.com.

About Virgin Mobile USA, Inc.

Virgin Mobile USA, Inc. [NYSE: VM], through its operating company Virgin Mobile USA, L.P., offers more than five million customers control, flexibility and choice through Virgin Mobile’s Plans Without Annual Contracts and postpaid offerings through Helio By Virgin Mobile, with national coverage for both powered by the Sprint PCS network.

Virgin Mobile USA is known for its award-winning customer service, was recently rated the best prepaid wireless service for the third year in a row in the Annual PC Magazine Readers’ Choice Survey, with 90% of its own customers reporting satisfaction with its service. Virgin Mobile USA allows customers to earn free minutes in exchange for viewing advertising content online through the innovative Sugar Mama program. Virgin Mobile USA’s full slate of smart, stylish and affordable handsets are available at approximately 40,000 top retailers nationwide and online at www.virginmobileusa.com, with Top-Up cards available at more than 140,000 locations. Helio’s advanced devices like the Ocean and unlimited All-in voice plans can be explored at www.helio.com.

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